Exhibit 99.1

Investor Contact:
Laurie Little
The Piacente Group, Inc.
212-481-2050
farmerbros@tpg-ir.com

Farmer Bros. Co. Reports Second Quarter Fiscal 2017 Financial Results (CORRECTED)

Northlake, Texas--(GLOBE NEWSWIRE)—February 7, 2017—Farmer Bros. Co. (NASDAQ: FARM) (the "Company") today reported financial results for the second quarter ended December 31, 2016.

Second Quarter Fiscal 2017 Highlights:

•	Volume of green coffee pounds processed and sold increased 5.7% in the second quarter of fiscal 2017 as compared to the second quarter of fiscal 2016.

•
Gross profit increased 4.1% to $55.1 million in the second quarter of fiscal 2017 from $52.9 million in the second quarter of fiscal 2016, and gross margin increased to 39.6% in the second quarter of fiscal 2017 from 37.2% in the second quarter of fiscal 2016.

•
Income from operations was $35.9 million in the second quarter of fiscal 2017, including a net gain of $37.4 million from the sale of the Torrance facility, as compared to $5.4 million in the second quarter of fiscal 2016, including a net gain of $5.1 million from the sale of spice assets.

•
Net income was $20.1 million, or $1.20 per diluted per diluted common share, in the second quarter of fiscal 2017, as compared to $5.6 million, or $0.34 per diluted common share, in the second quarter of fiscal 2016.

•
Adjusted EBITDA was $10.3 million in the second quarter of fiscal 2017 as compared to $12.8 million in the second quarter of fiscal 2016, and Adjusted EBITDA Margin was 7.4% in the second quarter of fiscal 2017 as compared to 9.0% in the second quarter of fiscal 2016.

(The foregoing non-GAAP financial measures are reconciled to their corresponding GAAP measures at the end of this press release).

“Our second quarter was pivotal for Farmer Brothers as we moved forward in the transformation of our Company and achieved solid financial performance and strong operational execution,” said President and CEO, Michael Keown. “We delivered our fourth consecutive quarter of at least mid-single digit volume growth and generated robust gross profit and margin improvement. In addition, we brought on board new key customers and continued to take advantage of a promising pipeline of opportunities.

“We are also very proud to finalize our relocation to Northlake and to initiate the startup of our distribution center with plans to roast coffee in this facility by the end of the third quarter,” continued Keown. “Furthermore, with the successful acquisition of China Mist earlier this fiscal year, we plan to continue pursuing acquisition targets that complement or enhance our offerings to our existing or new customer bases. We are excited to have just added West Coast Coffee’s roasting and distribution business to further bolster our presence in the Northwest. We believe their experienced management team and their strong customer base will be a great strategic fit with our current operations. Finally, we believe our results today, combined with our strong leadership, enable us to remain committed to our previously announced economic projections of $18 million to $20 million in annualized cost savings from our corporate relocation and continue building a track record of delivering long-term value and growth for all our stakeholders.”

Second Quarter Fiscal 2017 Results

Net sales in the second quarter of fiscal 2017 were $139.0 million, a decrease of $3.3 million, or 2.3%, from $142.3 million in the second quarter of fiscal 2016, primarily due to the divestiture of the Company’s institutional spice assets in December 2015 and a decrease in net sales from coffee (frozen), partially offset by an increase in net sales of tea products from the addition of net sales from China Mist, which was acquired on October 11, 2016.

During the second quarter of fiscal 2017, volume of green coffee processed and sold increased 5.7% as compared to the second quarter of fiscal 2016. Roast and ground coffee products which accounted for 62% of total net sales, increased 5.7% in unit sales, offset by a 77.6% decrease in unit sales of spice products due to the divestiture of the Company’s spice assets, which accounted for 4% of net sales, while the decrease in average unit price was primarily due to the lower average unit price of roast and ground coffee products primarily driven by the pass-through of lower green coffee commodity purchase costs to customers.

Gross profit in the second quarter of fiscal 2017 increased $2.2 million, or 4.1%, to $55.1 million from $52.9 million in the second quarter of fiscal 2016. Gross margin increased 240 basis points to 39.6% in the second quarter of fiscal 2017 from 37.2% in the second quarter of fiscal 2016. The increase in gross profit was primarily due to lower conversion costs and lower hedged cost of green coffee partially offset by the decrease in net sales. Gross profit in the second quarter of fiscal 2017 included the expected beneficial effect of the liquidation of LIFO inventory quantities in the amount of $0.8 million, primarily from an anticipated reduction in spice product inventories.

In the second quarter of fiscal 2017, operating expenses decreased $28.4 million, or 59.6%, to $19.2 million, or 13.8% of net sales, from $47.5 million, or 33.4% of net sales, in the second quarter of fiscal 2016, primarily due to the recognition of $37.4 million in net gain from the sale of the Torrance facility and lower restructuring and other transition expenses associated with the corporate relocation plan, offset by a $4.3 million increase in general and administrative expenses and a $1.2 million increase in selling expenses. General and administrative expenses increased $4.3 million in the second quarter of fiscal 2017 as compared to the same period in the prior fiscal year primarily due to non-recurring proxy contest-related expenses. During the second quarter of fiscal 2017, $3.7 million, or $0.22 per diluted common share, in expenses were incurred from the 2016 proxy contest, including non-recurring legal fees, financial advisory fees, proxy solicitor fees, mailing and printing cost of proxy solicitation materials and other costs that were in excess of the level of expenses normally incurred for an annual meeting of stockholders.

Income from operations in the second quarter of fiscal 2017 was $35.9 million as compared to $5.4 million in the second quarter of fiscal 2016, primarily due to the net gain from the sale of the Torrance facility, lower restructuring and other transition expenses associated with the corporate relocation plan and higher gross profit, partially offset by higher selling expenses and general and administrative expenses and lower net gains from the sale of spice assets.

Total other expense in the second quarter of fiscal 2017 was $2.4 million compared to total other income of $0.6 million during the comparable period in the prior fiscal year, primarily due to net losses on derivative instruments and investments of $2.5 million and higher interest expense resulting primarily from non-recurring, non-cash interest expense from the sale-leaseback arrangement of the Torrance facility, as compared to net gains on derivative instruments and investments of $0.3 million in the second quarter of fiscal 2016. The net losses and net gains on derivative instruments and investments in the second quarter of fiscal 2017 and 2016, respectively, were due to mark-to-market net losses and net gains on coffee-related derivative instruments not designated as accounting hedges and a decrease in value of the Company's investment portfolio. Net losses on coffee-related derivative instruments in the second quarter of fiscal 2017 were $1.2 million compared to net gains of $32,000 in the comparable period of the prior fiscal year.

Income tax expense in the second quarter of fiscal 2017 was $13.4 million as compared to $0.4 million in the second quarter of fiscal 2016.  In the fourth quarter of fiscal 2016, the Company released the majority of its valuation allowance against its deferred tax assets.

Net income was $20.1 million, or $1.20 per diluted common share, in the second quarter of fiscal 2017 as compared to $5.6 million, or $0.34 per diluted common share, in the second quarter of fiscal 2016.

Non-GAAP Financial Measures

Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Non-GAAP net income in the second quarter of fiscal 2017 was $2.0 million, or $0.12 per diluted common share, as compared to $5.7 million, or $0.35 per diluted common share in the second quarter of fiscal 2016. Non-GAAP net income in the second quarter of fiscal 2017 included the impact of $37.4 million in net gains from the sale of the Torrance facility, or $2.24 per diluted common share, non-cash income tax expense on non-GAAP adjustments of $11.5 million, or $0.69 per diluted common share, restructuring and other transition expenses of $4.0 million, or $0.24 per diluted common share, and non-recurring proxy contest-related expenses of $3.7 million, or $0.22 per diluted common share calculated based on the Company's marginal tax rate of 39.0%.

Adjusted EBITDA decreased to $10.3 million in the second quarter of fiscal 2017, from $12.8 million in the second quarter of fiscal 2016, and Adjusted EBITDA Margin decreased to 7.4% in the second quarter of fiscal 2017, from 9.0% in the second quarter of fiscal 2016.

About West Coast Coffee

On February 7, 2017, the Company completed the acquisition of substantially all of the assets and certain specified liabilities of West Coast Coffee Company, Inc., a manufacturer and distributor of coffee and allied products, for an aggregate purchase price of up to $14.5 million, with $13.5 million paid in cash at closing and $1.0 million to be paid as earnout if certain sales levels are reached in designated subsequent periods.

Investor Conference Call

Management will host an investor conference call today, February 7, 2017, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s results for the second quarter ended December 31, 2016 and to provide an update on the Company's second quarter events. The call will be open to all interested investors through a live audio web broadcast via the Internet at the Company’s website www.farmerbros.com under “Investor Relations.” The call also will be available to investors and analysts by dialing (844) 423-9890. The passcode/ID is 59947759 within the U.S. and Canada.

The audio-only webcast will be archived for approximately 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company's product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants, convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2016 and has approximately 1,600 employees nationwide. The Company's primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, Cain's™, McGarvey® and China Mist®. For more information, visit: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release, including the Company’s plans and expectations regarding the corporate relocation plan, are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission ("SEC"). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the timing and success of implementation of the Company's corporate relocation plan, the diversion of management time on the corporate relocation plan and other transaction-related issues, the timing and success of the Company in realizing estimated savings from third party logistics and vendor managed inventory, the realization of the Company’s cost savings estimates, the timing and success of the Company realizing the benefits of recent acquisitions, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties' securities and other investment vehicles in which the Company has invested its assets, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Net sales	$139,025	$142,307	$269,513	$275,752
Cost of goods sold	83,929	89,399	163,219	172,265
Gross profit	55,096	52,908	106,294	103,487
Selling expenses	39,097	37,853	77,535	74,294
General and administrative expenses	13,793	9,509	22,729	18,974
Restructuring and other transition expenses	3,965	5,236	6,995	10,686
Net gain from sale of Torrance facility	(37,449)	—	(37,449)	—
Net gains from sale of spice assets	(334)	(5,106)	(492)	(5,106)
Net losses (gains) from sales of other assets	114	55	(1,439)	(159)
Operating expenses	19,186	47,547	67,879	98,689
Income from operations	35,910	5,361	38,415	4,798
Other (expense) income:
Dividend income	270	259	535	552
Interest income	159	116	288	220
Interest expense	(524)	(109)	(913)	(230)
Other, net	(2,323)	297	(2,132)	(578)
Total other (expense) income	(2,418)	563	(2,222)	(36)
Income before taxes	33,492	5,924	36,193	4,762
Income tax expense	13,416	363	14,499	275
Net income	$20,076	$5,561	$21,694	$4,487
Net income per common share—basic	$1.21	$0.34	$1.31	$0.28
Net income per common share—diluted	$1.20	$0.34	$1.30	$0.27
Weighted average common shares outstanding—basic	16,584,106	16,313,312	16,573,545	16,291,324
Weighted average common shares outstanding—diluted	16,707,003	16,452,499	16,695,687	16,426,837

FARMER BROS. CO.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	December 31, 2016	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$8,443	$21,095
Short-term investments	26,190	25,591
Accounts and notes receivable, net	50,277	44,364
Inventories	56,559	46,378
Income tax receivable	274	247
Short-term derivative assets	—	3,954
Prepaid expenses	4,457	4,557
Assets held for sale	—	7,179
Total current assets	146,200	153,365
Property, plant and equipment, net	165,110	118,416
Goodwill	2,143	272
Intangible assets, net	14,696	6,219
Other assets	7,390	9,933
Deferred income taxes	67,147	80,786
Total assets	$402,686	$368,991
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	53,446	23,919
Accrued payroll expenses	17,559	24,540
Short-term borrowings under revolving credit facility	18,532	109
Short-term obligations under capital leases	1,214	1,323
Short-term derivative liabilities	437	—
Other current liabilities	7,348	6,946
Total current liabilities	98,536	56,837
Accrued pension liabilities	67,408	68,047
Accrued postretirement benefits	20,361	20,808
Accrued workers’ compensation liabilities	10,248	11,459
Other long-term liabilities-capital leases	449	1,036
Other long-term liabilities	100	28,210
Total liabilities	$197,102	$186,397
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized and none issued	—	—
Common stock, $1.00 par value, 25,000,000 shares authorized; 16,826,377 and 16,781,561 shares issued and outstanding at December 31, 2016 and June 30, 2016, respectively	16,826	16,782
Additional paid-in capital	39,406	39,096
Retained earnings	218,476	196,782
Unearned ESOP shares	(4,289)	(6,434)
Accumulated other comprehensive loss	(64,835)	(63,632)
Total stockholders’ equity	$205,584	$182,594
Total liabilities and stockholders’ equity	$402,686	$368,991

Non-GAAP Financial Measures

In addition to net income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:

“Non-GAAP net income” is defined as net income excluding the impact of:

•	restructuring and other transition expenses;

•	net gains and losses from sales of assets;

•	non-cash income tax benefit, including the release of valuation allowance on deferred tax assets;

•	non-recurring proxy contest-related expenses; and

•	non-cash interest expense accrued on the Torrance Facility sale-leaseback financing obligation;
and including the impact of:

•	income taxes on non-GAAP adjustments.

“Non-GAAP net income per diluted common share” is defined as Non-GAAP net income divided by the weighted-average number of common shares outstanding, inclusive of the dilutive effect of common equivalent shares outstanding during the period.

“Adjusted EBITDA” is defined as net income excluding the impact of:

•	income taxes;

•	interest expense;

•	depreciation and amortization expense;

•	ESOP and share-based compensation expense;

•	non-cash impairment losses;

•	non-cash pension withdrawal expense;

•	other similar non-cash expenses;

•	restructuring and other transition expenses;

•	net gains and losses from sales of assets; and

•	non-recurring 2016 proxy contest-related expenses.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.

Restructuring and other transition expenses are expenses that are directly attributable to the Corporate Relocation Plan, consisting primarily of employee retention and separation benefits, facility-related costs and other related costs such as travel, legal, consulting and other professional services.

In the first quarter of fiscal 2017, we modified the calculation of Non-GAAP net income and Non-GAAP net income per diluted common share (i) to exclude non-recurring expenses for legal and other professional services incurred in connection with the 2016 proxy contest that were in excess of the level of expenses normally incurred for an annual meeting of stockholders ("2016 proxy contest-related expenses") and non-cash interest expense accrued on the Torrance facility sale-leaseback financing obligation which has been included in the computation of the gain on sale upon conclusion of the leaseback arrangement, and (ii) to include income tax expense on the non-GAAP adjustments based on the Company’s marginal tax rate of 39.0%. There was no similar adjustment for non-cash income tax expense in the comparable period of the prior fiscal year due to the valuation allowance recorded against the Company’s deferred tax assets. We also modified Adjusted EBITDA and Adjusted EBITDA Margin to exclude 2016 proxy contest-related expenses. These modifications to our non-GAAP financial measures were made because such expenses are not reflective of our ongoing operating results and adjusting for them will help investors with comparability of our results. The historical presentation of the non-GAAP measures was not affected by these modifications.

We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company's ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company's operating performance against internal financial forecasts and budgets.

Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net income to Non-GAAP net income and reported net income per common share—diluted to Non-GAAP net income per diluted common share (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2016	2015	2016	2015
Net income, as reported	$20,076	$5,561	$21,694	$4,487
Restructuring and other transition expenses	3,965	5,236	6,995	10,686
Net gain from sale of Torrance facility	(37,449)	—	(37,449)	—
Net gains from sale of spice assets	(334)	(5,106)	(492)	(5,106)
Net losses (gains) from sales of other assets	114	55	(1,439)	(159)
Non-recurring proxy contest-related expenses	3,719	—	4,990	—
Interest expense on sale-leaseback financing obligation	371	—	681	—
Income tax expense on non-GAAP adjustments	11,549	—	10,418	—
Non-GAAP net income	$2,011	$5,746	$5,398	$9,908

Net income per common share—diluted, as reported	$1.20	$0.34	$1.30	$0.27
Impact of restructuring and other transition expenses	$0.24	$0.32	$0.42	$0.65
Impact of net gain from sale of Torrance facility	$(2.24)	$—	$(2.24)	$—
Impact of net gains from sale of spice assets	$(0.02)	$(0.31)	$(0.03)	$(0.31)
Impact of net losses (gains) from sales of other assets	$0.01	$—	$(0.09)	$(0.01)
Impact of non-recurring proxy contest-related expenses	$0.22	$—	$0.30	$—
Impact of interest expense on sale-leaseback financing obligation	$0.02	$—	$0.04	$—
Impact of income tax expense on non-GAAP adjustments	$0.69	$—	$0.62	$—
Non-GAAP net income per diluted common share	$0.12	$0.35	$0.32	$0.60

Set forth below is a reconciliation of reported net income to Adjusted EBITDA (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2016	2015	2016	2015
Net income, as reported	$20,076	$5,561	$21,694	$4,487
Income tax expense	13,416	363	14,499	275
Interest expense	524	109	913	230
Depreciation and amortization expense	5,075	5,192	10,086	10,487
ESOP and share-based compensation expense	1,152	1,422	2,094	2,651
Restructuring and other transition expenses	3,965	5,236	6,995	10,686
Net gain from sale of Torrance facility	(37,449)	—	(37,449)	—
Net gains from sale of spice assets	(334)	(5,106)	(492)	(5,106)
Net losses (gains) from sales of other assets	114	55	(1,439)	(159)
Non-recurring proxy contest-related expenses	3,719	—	4,990	—
Adjusted EBITDA	$10,258	$12,832	$21,891	$23,551
Adjusted EBITDA Margin	7.4%	9.0%	8.1%	8.5%